[Exhibit 99.1]

        Castelle Reports Strong Financial Results for Third Quarter 2003

      o Net income rises year-over-year and sequentially, marking ninth consecutive quarter of profitability

      o     Nine-month net income more than doubles from 2002

      o Balance sheet remains strong with $4.4 million in cash, up approximately $1.0 million from end of 2002

      o Company introduces new FaxPress Premier(TM) network fax servers during third quarter

MORGAN HILL, CA - October 24, 2003 - Castelle (Nasdaq: CSTL), a leading provider of fax solutions for Fortune 1000 companies and small to medium-sized businesses, today announced financial results for the Company's third quarter ended September 30, 2003.

Sales for the third quarter of 2003 were $2.57 million, up from $2.54 million in the third quarter of 2002, and up sequentially from $2.51 million in the second quarter of 2003. Net income for the third quarter of 2003 was $241,000, or $0.06 per diluted share, up 5.7% from $228,000, or $0.05 per diluted share, in the year-ago quarter. Net income in the third quarter of 2003 was also higher sequentially from $228,000, or $0.05, per diluted share, in the second quarter of 2003.

For the nine months ended September 30, 2003, sales were up 5.6% to $7.58 million from $7.17 million for the same period in 2002. Net income rose to $712,000, or $0.17 per diluted share, up from $322,000, or $0.07 per diluted share, for the equivalent period.

The Company also reported that its cash position has strengthened significantly throughout the current year. Cash and cash equivalents as of September 30, 2003 stood at $4.43 million, up from $3.46 million on December 31, 2002.

Scott C. McDonald, President and CEO, stated, "Our third quarter results clearly indicate that Castelle is continuing to build shareholder value. During the course of 2003 we reinvested in engineering, which led to the development of our new FaxPress Premier network fax servers. We are extremely pleased with the introduction and launch of FaxPress Premier in the third quarter. We expect sales to increase from this new product line in the fourth quarter and, based on the market's initial acceptance, are optimistic about its growth prospects as we head into 2004."

Castelle Introduces New FaxPress Premier Network Fax Servers in Third Quarter

Mr. McDonald noted that Castelle's introduction of FaxPress Premier at September's PC Expo in New York City was one of the most significant events in the Company's history. The new FaxPress Premier network fax servers for enterprise-level users employ patent-pending technology that builds on existing FaxPress(TM) hardware and software features. It offers an advanced level of network fax capabilities, including integrated file storage, embedded email gateways and a secure web interface. FaxPress Premier is available as an analog or digital rack-mountable network fax server; FaxPress Premier Analog provides up to 16 analog fax channels, while FaxPress Premier Digital provides up to 72 T1 channels. Among other advances, FaxPress Premier doubles the number of channels in the analog fax server family and expands into the digital market with T1 protocol support.

About Castelle

Castelle develops office automation systems that allow organizations to easily implement faxing and printing over local area networks and the Internet. A market leader in fax solutions for small to medium sized workgroups, Castelle's FaxPress fax servers provide a simple way to integrate fax with email, desktop and back-end applications. The Company also manufactures LANpress print servers, which enable users to locate printers anywhere on the network. Castelle products are designed to be easy to use and maintain, and provide an economical way for companies to share resources over the network. Castelle was founded in 1987 and is headquartered in Morgan Hill, California. Its products are used by Fortune 1000 companies as well as small to medium-sized businesses and are available through a worldwide network of distributors, resellers, online retailers, and the Castelle Online Store. Visit Castelle online at www.castelle.com.

If you would like to be added to Castelle's investor email list, please contact Karin Smith at ksmith@castelle.com.

FaxPress Premier(TM) and FaxPress(TM) are trademarks, LANPress(R) is a registered trademark of Castelle.

Forward-Looking Statements

This press release contains forward-looking statements including references to demand for Castelle products and sales growth. These statements are subject to risks and uncertainties, including but not limited to the impact on our results from fluctuations in demand for our products, introduction of new products by our competitors, the timely development, acceptance and pricing of new products, and general economic conditions as they affect the Company's customers. Investors are referred to the discussion of risks and uncertainties associated with forward-looking statements as contained in our reports to the Securities and Exchange Commission, including our Forms 10-K and 10-Q. All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made. The Company assumes no obligation to update the forward-looking information.

For more information:
Scott C. McDonald                            Karin Smith
President & Chief Executive Officer          Senior Marketing Manager
Tel: 408-852-8000                            Tel: 408-852-8034
Fax: 408-852-8100                            Fax: 408-852-8134

                                    CASTELLE
                   Condensed Consolidated Statements of Income
                      (in thousands, except per share data)
                                   (unaudited)

                                                       Three months ended                Nine months ended
                                                    9/30/2003       9/30/2002       9/30/2003        9/30/2002
                                                    ---------       ---------       ---------        ---------
Net sales                                           $   2,566       $   2,543       $   7,577        $   7,172
Cost of sales                                             555             735           1,825            2,181
                                                    ---------       ---------       ---------        ---------
      Gross profit                                      2,011           1,808           5,752            4,991

Operating expenses:
    Research and development                              427             312           1,211            1,074
    Sales and marketing                                   846             799           2,341            2,342
    General and administrative                            497             475           1,463            1,329
    Restructuring charges                                  --              --              --              (40)
                                                    ---------       ---------       ---------        ---------
      Total operating expenses                          1,770           1,586           5,015            4,705

      Income from operations                              241             222             737              286

Interest and other income/(expense), net                    2               6             (19)              36
                                                    ---------       ---------       ---------        ---------
      Income before income taxes                          243             228             718              322

Provision for income taxes                                  2              --               6               --
                                                    ---------       ---------       ---------        ---------
      Net income                                    $     241       $     228       $     712        $     322
                                                    =========       =========       =========        =========

Net income per share - basic                        $    0.07       $    0.05       $    0.22        $    0.07
                                                    =========       =========       =========        =========

Net income per share - diluted                      $    0.06       $    0.05       $    0.17        $    0.07
                                                    =========       =========       =========        =========

Shares used in per share calculation - basic            3,286           4,755           3,260            4,750
                                                    =========       =========       =========        =========

Shares used in per share calculation - diluted          4,344           4,787           4,154            4,778
                                                    =========       =========       =========        =========

As a percentage of net sales:
Net sales                                               100.0%          100.0%          100.0%           100.0%
Cost of sales                                            21.6%           28.9%           24.1%            30.4%
                                                    ---------       ---------       ---------        ---------
      Gross profit                                       78.4%           71.1%           75.9%            69.6%

Operating expenses:
    Research and development                             16.6%           12.3%           16.0%            15.0%
    Sales and marketing                                  33.0%           31.4%           30.9%            32.7%
    General and administrative                           19.4%           18.7%           19.3%            18.5%
    Restructuring charges                                  --              --              --             (0.6%)
                                                    ---------       ---------       ---------        ---------
      Total operating expenses                           69.0%           62.4%           66.2%            65.6%

      Income from operations                              9.4%            8.7%            9.7%             4.0%

Interest and other income/(expense), net                  0.1%            0.3%           (0.2%)            0.5%
                                                    ---------       ---------       ---------        ---------
      Income before income taxes                          9.5%            9.0%            9.5%             4.5%

Provision for income taxes                                0.1%            0.0%            0.1%             0.0%
                                                    ---------       ---------       ---------        ---------
      Net income                                          9.4%            9.0%            9.4%             4.5%
                                                    =========       =========       =========        =========

                                    CASTELLE
                      Condensed Consolidated Balance Sheets
                                 (in thousands)
                                   (Unaudited)

                                                        September 30, 2003   December 31, 2002
                                                        ------------------   -----------------
Assets

   Current assets:
     Cash and cash equivalents                                $4,431               $3,460
     Accounts receivable, net                                    591                  444
     Inventories, net                                          1,117                1,110
     Prepaid and other assets                                    215                   88
                                                              ---------------------------
       Total current assets                                    6,354                5,102

     Property & equipment, net                                   405                  425
     Other assets                                                108                  108
                                                              ---------------------------

       Total assets                                           $6,867               $5,635
                                                              ===========================

Liabilities & shareholders' equity

   Current liabilities:
     Long-term debt, current portion                          $   17               $   21
     Accounts payable                                            357                  359
     Accrued liabilities                                       2,684                2,288
                                                              ---------------------------
       Total current liabilities                               3,058                2,668

   Long-term debt, net of current portion                         32                   44
                                                              ---------------------------
       Total liabilities                                       3,090                2,712

   Shareholders' equity                                        3,777                2,923
                                                              ---------------------------

       Total liabilities & shareholders' equity               $6,867               $5,635
                                                              ===========================

                                    # # # # #